Press Release
TechnipFMC Appoints Eric D. Mullins to its Board of Directors

NEWCASTLE & HOUSTON, June 1, 2026 — TechnipFMC (NYSE: FTI) today announced that Eric D. Mullins, Chairman and Chief Executive Officer of Lime Rock Resources, has been appointed to its Board of Directors, effective June 1, 2026.
Doug Pferdehirt, Chair and Chief Executive Officer of TechnipFMC, stated: “I am delighted to welcome Eric to the Board. He is a highly experienced leader in the energy sector with a strong background in investment, capital allocation, and strategic advisory. Eric brings extensive public company board experience, financial acumen, and a deep understanding of our industry. His expertise and perspective will further strengthen our Board of Directors and support our long-term priorities.”
About Eric D. Mullins
Mr. Mullins is Chairman and Chief Executive Officer of Lime Rock Resources, a private equity fund focused on acquiring and developing low-risk oil and gas properties, which he co-founded in 2005. He has jointly led the firm since its inception and oversees its strategic, financial, and operational activities. Prior to Lime Rock Resources, he spent 15 years at Goldman Sachs in the firm’s Natural Resources Group, including serving as managing director. During his tenure, he advised public and private exploration and production companies on financing, structuring, and strategic transactions.
Mr. Mullins serves on the board of directors of Valero Energy Corporation. He is also on the board of trustees of the Baylor College of Medicine and the Greater Houston Partnership. He previously served on the boards of Anadarko Petroleum Corporation, Pacific Gas & Electric Company, PG&E Corporation, ConocoPhillips Corporation, and LRR Energy, L.P. He holds a bachelor’s degree from Stanford University and a Master of Business Administration degree from the Wharton School of the University of Pennsylvania.

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About TechnipFMC

TechnipFMC is a leading technology provider to the traditional and new energy industries, delivering fully integrated projects, products, and services.

With our proprietary technologies and comprehensive solutions, we are transforming our clients’ project economics, helping them unlock new possibilities to develop energy resources while reducing carbon intensity and supporting their energy transition ambitions.

Organized in two business segments — Subsea and Surface Technologies — we will continue to advance the industry with our pioneering integrated ecosystems (such as iEPCI®, iFEED™ and iComplete®), technology leadership and digital innovation.

Each of our approximately 22,000 employees is driven by a commitment to our clients’ success, and a culture of strong execution, purposeful innovation, and challenging industry conventions.

TechnipFMC uses its website as a channel of distribution of material company information. To learn more about how we are driving change in the industry, go to www.TechnipFMC.com and follow us on X @TechnipFMC.

Contacts

Investor relations Matt Seinsheimer Senior Vice President, Investor Relations and Corporate Development Tel: +1 281 260 3665 Email: Matt Seinsheimer	Media relations Lucile Turpin Vice President, Communications Email: Lucile Turpin
James Davis Director, Investor Relations Tel: +1 281 260 3665 Email: James Davis